Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of A.H. Belo Corporation of our report dated February 27, 2012, relating to the financial statements of Classified Ventures, LLC, which appears in A.H. Belo Corporation’s Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2012